CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$623,000	$62.74

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

August 2016 Pricing Supplement No. 373 Registration Statement No. 333-212571 Dated August 17, 2016 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Performance Leveraged Upside SecuritiesSM (the “PLUS”) will pay no interest and do not guarantee any return of principal at maturity. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier, subject to the maximum payment at maturity. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. The PLUS are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier. Investors may lose their entire initial investment in the PLUS. The PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset:	EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (the “underlier”)
Aggregate principal amount:	$623,000
Stated principal amount:	$10 per PLUS
Initial issue price:	$10 per PLUS (see “Commissions and initial issue price” below)
Pricing date:	August 17, 2016
Original issue date:	August 22, 2016
Valuation date†:	November 30, 2017, subject to postponement
Maturity date†:	December 5, 2017, subject to postponement
Interest:	None
Payment at maturity (per PLUS):

•      If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

•      If the final underlier value is less than or equal to the initial underlier value:

$10 × underlier performance factor

This amount will be less than or equal to the stated principal amount of $10 and could be zero. Investors may lose their entire initial investment in the PLUS. Any payment on the PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the PLUS, by acquiring the PLUS, each holder of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Maximum payment at maturity:	$12.34 per PLUS (123.40% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	300%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	2,980.54, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per PLUS	$10	$10	$0.175(2) $0.05(3)	$9.775
Total	$623,000.00	$623,000.00	$14,017.50	$608,982.50
(1)	Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is $9.673 per PLUS. The estimated value is less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the PLUS” on page 3 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.175 for each PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the PLUS and hold such PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of PLUS available for secondary trading and, therefore, could adversely affect the price of the PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 11 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the PLUS. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the PLUS after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The PLUS constitute our unsecured and unsubordinated obligations. The PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 18, 2016	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Terms continued from previous page:
CUSIP / ISIN:	06740Q237 / US06740Q2378
Listing:	The PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†	The maturity date and valuation date are subject to postponement. See “Additional Information about the PLUS—Additional provisions—Postponement of maturity date,” “Additional Information about the PLUS—Additional provisions—Postponement of valuation date” and “Additional Information about the PLUS—Additional provisions—Market disruption events and adjustments.”

Barclays Capital Inc.

August 2016	Page 2

PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Additional Terms of the PLUS

You should read this document together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the PLUS are a part. This document, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is less than the initial issue price of the PLUS. The difference between the initial issue price of the PLUS and our estimated value of the PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 11 of this document.

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PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the PLUS, by acquiring the PLUS, each holder of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the PLUS such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the PLUS, or amendment of the amount of interest or any other amounts due on the PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the PLUS further acknowledges and agrees that the rights of the holders of the PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

August 2016	Page 4

PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final underlier value is less than the initial underlier value, the PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 15.5 months
Leverage factor:	300%
Maximum payment at maturity:	$12.34 per PLUS (123.40% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None

August 2016	Page 5

PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to any positive performance of the underlier, subject to a maximum payment at maturity of $12.34 per PLUS (123.40% of the stated principal amount). In exchange for enhanced performance of 300% of any appreciation of the underlier, investors forgo performance above the maximum payment at maturity and are exposed to the risk of loss of some or all of their investment at maturity. If the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier at maturity, subject to the maximum payment at maturity. However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 plus 300% of the underlier return, subject to the maximum payment at maturity of $12.34 per PLUS (123.40% of the stated principal amount).
Par Scenario	The final underlier value is equal to the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The final underlier value is less than the initial underlier value. In this case, at maturity, the PLUS pay less than the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the PLUS will pay $4.50 per PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the PLUS. Accordingly, investors could lose their entire investment in the PLUS.

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PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Selected Purchase Considerations

The PLUS are not suitable for all investors. The PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the initial underlier value, you will lose some, and possibly all, of the stated principal amount of the PLUS.

▪	You understand and accept that any potential return on the PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underlier, nor will you have any voting rights with respect to the issuers of the securities composing the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if it is, you will lose some, and possibly all, of the stated principal amount of the PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the PLUS. You should reach a decision whether to invest in the PLUS after carefully considering, with your advisors, the suitability of the PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the PLUS for investment.

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PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$12.34 per PLUS (123.40% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.

PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final underlier value of 107.80% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 9% return, or $10.90 per PLUS.

▪	If the underlier appreciates by 50%, investors would receive only the maximum payment at maturity of $12.34 per PLUS, or 123.40% of the stated principal amount.

▪	Par Scenario. If the final underlier value is equal to the initial underlier value, at maturity investors will receive the stated principal amount of $10 per PLUS.

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PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

▪	Downside Scenario. If the final underlier value is less than the initial underlier value, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the PLUS.

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5.00 per PLUS at maturity, or 50% of the stated principal amount.

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00 and reflect the maximum payment at maturity of $12.34 per PLUS (123.40% of the stated principal amount) and the leverage factor of 300%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “EURO STOXX 50® Index Overview” below for recent actual values of the underlier. The actual initial underlier value is set forth on the cover of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on PLUS
150.00	50.00%	N/A	$12.34	23.40%
140.00	40.00%	N/A	$12.34	23.40%
130.00	30.00%	N/A	$12.34	23.40%
120.00	20.00%	N/A	$12.34	23.40%
110.00	10.00%	N/A	$12.34	23.40%
107.80	7.80%	N/A	$12.34	23.40%
105.00	5.00%	N/A	$11.50	15.00%
102.50	2.50%	N/A	$10.75	7.50%
101.00	1.00%	N/A	$10.30	3.00%
100.00	0.00%	N/A	$10.00	0.00%
90.00	-10.00%	90.00%	$9.00	-10.00%
80.00	-20.00%	80.00%	$8.00	-20.00%
70.00	-30.00%	70.00%	$7.00	-30.00%
60.00	-40.00%	60.00%	$6.00	-40.00%
50.00	-50.00%	50.00%	$5.00	-50.00%
40.00	-60.00%	40.00%	$4.00	-60.00%
30.00	-70.00%	30.00%	$3.00	-70.00%
20.00	-80.00%	20.00%	$2.00	-80.00%
10.00	-90.00%	10.00%	$1.00	-90.00%
0.00	-100.00%	0.00%	$0.00	-100.00%

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PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $12.34

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (150.00 – 100.00) / 100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 300% × 50.00%) = $15.00

Because $10 plus the leveraged upside payment of $15.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $12.34 per PLUS, representing a 23.40% total return on the PLUS.

Example 2: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 102.50.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $12.34

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (102.50 – 100.00) / 100.00 = 2.50%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 300% × 2.50%) = $0.75

Because $10 plus the leveraged upside payment of $0.75 is less than the maximum payment at maturity, the payment at maturity is equal to $10.75 per PLUS, representing a 7.50% total return on the PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the initial underlier value, the payment at maturity is equal to $5.00 per PLUS, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × (50.00 / 100.00) = $5.00

The total return on the PLUS is -50.00%.

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PLUS Based on the Value of the EURO STOXX 50® Index due December 5, 2017

Performance Leveraged Upside Securities

Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final underlier value is less than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the final underlier value from the initial underlier value. There is no minimum payment at maturity on the PLUS and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.34 per PLUS (123.40% of the stated principal amount). Although the leverage factor provides 300% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 123.40% of the stated principal amount for the PLUS, any increase in the final underlier value as compared to the initial underlier value by more than 7.80% of the initial underlier value will not further increase the return on the PLUS.

▪	Credit of issuer. The PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the PLUS, by acquiring the PLUS, each holder of the PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the PLUS losing all or a part of the value of your investment in the PLUS or receiving a different security from the PLUS, which may be worth significantly less than the PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Investing in the PLUS is not equivalent to investing in the underlier. Investing in the PLUS is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

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▪	The PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the PLUS. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your PLUS to maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent has determined the initial underlier value, will determine the final underlier value and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payment to you at maturity.

▪	The payment at maturity on the PLUS is not based on the value of the underlier at any time other than the valuation date. The payment at maturity is not based on the value of the underlier at any time other than on the valuation date and will be based solely on the final underlier value as compared to the initial underlier value. Therefore, the payment at maturity, if any, that you will receive for your PLUS may be significantly less than if the payment at maturity were linked to the value of the underlier at any time other than the valuation date.

▪	The PLUS do not provide direct exposure to fluctuations in foreign exchange rates. The value of the PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the underlier are denominated, although any currency fluctuations could affect the performance of the underlier. Therefore, if any applicable currency appreciates relative to the U.S. dollar over the term of the PLUS, you will not receive any additional payment with respect to the PLUS.

▪	There are risks associated with investments in securities, such as the PLUS, linked to the value of non-U.S. equity securities. The equity securities composing the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	Adjustments to the underlier could adversely affect the value of the PLUS. The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

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o	interest and yield rates in the market;

o	time remaining until the PLUS mature;

o	supply and demand for the PLUS;

o	exchange rates of the U.S. dollar relative to the currencies in which the securities composing the underlier trade;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “EURO STOXX 50® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The estimated value of your PLUS is lower than the initial issue price of your PLUS. The estimated value of your PLUS on the pricing date is lower than the initial issue price of your PLUS. The difference between the initial issue price of your PLUS and the estimated value of the PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

▪	The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS. The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

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▪	We and our affiliates may engage in various activities or make determinations that could materially affect your PLUS in various ways and create conflicts of interest. We and our affiliates establish the offering price of the PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the PLUS, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the PLUS and such compensation or financial benefit may serve as an incentive to sell these PLUS instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the PLUS. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the PLUS. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the PLUS. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the PLUS into account in conducting these activities.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of the ownership and disposition of the PLUS could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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EURO STOXX 50® Index Overview

The underlier is composed of 50 component stocks of market leaders in terms of free-float market capitalization from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more information about the underlier, see “Indices—The EURO STOXX 50® Index” in the accompanying index supplement.

Information about the underlier as of market close on August 17, 2016:

Bloomberg Ticker Symbol:	SX5E	52 Week High:	3,506.45
Current Closing Level:	2,980.54	52 Week Low:	2,680.35
52 Weeks Ago (8/19/2015):	3,429.84

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 3, 2011 through August 17, 2016. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on August 17, 2016 was 2,980.54. We obtained the closing levels below from Bloomberg, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.

EURO STOXX 50® Index	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter (through August 17, 2016)	3,049.03	2,761.37	2,980.54

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Underlier Historical Performance— January 3, 2011 to August 17, 2016

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date to and including the actual valuation date. See “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.
Postponement of valuation date:	The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date. See “Market disruption events and adjustments” below.
Market disruption events and adjustments:

The underlier, the closing level of the underlier, the valuation date and the maturity date are subject to adjustment as described in the following sections of the accompanying prospectus supplement:

•      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset”; and

•      For a description of further adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset.”

Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by

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us or our affiliates could affect the value of the underlier, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the PLUS offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 18, 2016, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 19, 2016, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated July 18, 2016, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.175 for each PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each PLUS.

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